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EXHIBIT 12.1
INTERNATIONAL GAME TECHNOLOGY
STATEMENT OF COMPUTATION OF UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES (1) (in thousands except ratio information)

                                        Six months ended March                             Years ended September
                                        ----------------------                             ---------------------
                                         2003(2)     2002(2)(3)    2002(2)(3)       2001          2000         1999(3)        1998
                                        --------      --------      --------      --------      --------      --------      --------
Income from continuing operations
    before income taxes                 $291,337      $199,576      $422,228      $339,472      $244,987      $ 96,499      $234,532
                                        --------      --------      --------      --------      --------      --------      --------
Fixed Charges:
    Interest expense on debt            $ 44,725      $ 47,302      $ 95,198      $ 84,916      $ 84,869      $ 46,888      $ 15,503
    Interest expense within
       rental expense                      1,849         1,766         3,623         2,500         1,967         2,000         1,700
                                        --------      --------      --------      --------      --------      --------      --------
    Total fixed charges                 $ 46,574      $ 49,068      $ 98,821      $ 87,416      $ 86,836      $ 48,888      $ 17,203
                                        --------      --------      --------      --------      --------      --------      --------
Earnings before income taxes and
  fixed charges                         $337,911      $248,644      $521,049      $426,888      $331,823      $145,387      $251,735
                                        ========      ========      ========      ========      ========      ========      ========
Ratio of earnings to fixed charges           7.3           5.1           5.3           4.9           3.8           3.0          14.6
                                        ========      ========      ========      ========      ========      ========      ========

FOOTNOTES:
(1) For the purpose of computing this ratio, earnings represent net income before fixed charges and income taxes, adjusted to exclude capitalized interest. Fixed charges represent interest expense excluding the portion related to liabilities to jackpot winners and including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

(2) In March 2003, we committed to a plan to sell our non-strategic pari-mutel wagering business, United Tote. Although the operations of United Tote are not material to IGT, in accordance with Statement of Financial Accounting Standard
(SFAS) 144, these discontinued operations were excluded from the calculation of income from continuing operations before income taxes for all periods presented.

(3) In accordance with the adoption of SFAS 145 in fiscal 2003, losses on the early redemption of debt from extraordinary items were reclassified to income from continuing operations for prior fiscal years 2002 and 1999.